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                                                             Exhibit (a)(11)
                                                             ---------------

                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------

LOCKHEED MARTIN, COMSAT  RECEIVE
SECOND REQUESTS FOR INFORMATION
FROM DEPARTMENT OF JUSTICE

BETHESDA, Maryland, December 18, 1998 Lockheed Martin (NYSE:LMT) said today that it and COMSAT Corporation (NYSE:CQ) each had received requests for additional information from the Antitrust Division of the U.S. Department of Justice (DoJ) regarding the two corporations' plan to strategically combine.

Lockheed Martin intends, and COMSAT has advised Lockheed Martin that it also intends, to respond promptly to the agency's requests for additional information.

The requests for information were issued pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) in connection with the tender offer by Regulus, LLC, a wholly owned subsidiary of Lockheed Martin, to purchase up to 49% (less certain adjustments) of the outstanding shares of common stock of COMSAT at a price of $45.50 per share, net to the seller in cash.

The requests extend the waiting period under antitrust law so that it will expire at 11:59 p.m. New York City Time on the 20th calendar day after Lockheed Martin and COMSAT have substantially complied with the requests, unless earlier terminated by DoJ. Lockheed Martin will not accept for payment shares tendered pursuant to the tender offer unless and until the waiting period requirements imposed by the HSR Act have expired or been terminated. The tender offer, which commenced on September 25, 1998, currently is scheduled to expire at 12 midnight, New York City Time, on Thursday, January 14, 1999. However, as previously disclosed, in view of the need to obtain various regulatory approvals for the transaction, including antitrust and Federal Communications Commission clearances, Lockheed Martin expects to extend the expiration date one or more additional times.

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CONTACT: Charles Manor, Lockheed Martin Global Telecommunications, 301/581-2720